Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to L-1’s acquisition of Digimarc Corporation (now known as L-1 Secure Credentialing, Inc.) (“Old Digimarc”), the related spin-off of DMRC Corporation (now known as Digimarc Corporation) (“New Digimarc”) and related financings as if these transactions had been consummated on June 30, 2008 for balance sheet purposes and on January 1, 2007 for statement of operations purposes. The unaudited pro forma condensed consolidated statements of operations also gives effect to L-1’s acquisition of Bioscrypt Inc. (“Bioscrypt”), which was completed on March 5, 2008, as if it had occurred on January 1, 2007.

The historical financial data for L-1, Old Digimarc and Bioscrypt for the year ended December 31, 2007 and for L-1 and Old Digimarc as of and for the six months ended June 30, 2008 have been derived from their respective consolidated financial statements as of the dates and for the periods indicated. The historical financial data for Bioscrypt for the period from January 1, 2008 to March 5, 2008 has been derived from Bioscrypt’s accounting records. The historical financial data for New Digimarc has been derived from New Digimarc’s financial statements. The financial statements of New Digimarc include the assets, liabilities and results of operations of certain components of Old Digimarc, which comprise the portion of Old Digimarc’s business that was distributed to Old Digimarc’s stockholders prior to the consummation of L-1’s acquisition of Old Digimarc. New Digimarc’s business primarily consists of Old Digimarc’s digital watermarking business, all of Old Digimarc’s cash and certain other assets, liabilities and operations of Old Digimarc.

The unaudited pro forma condensed consolidated financial statements include the historical results of Old Digimarc and reflect the elimination of the historical results of New Digimarc to derive the historical results of the secure ID business of Old Digimarc acquired by L-1 in the transaction (the “Acquired Business”). The separate results of New Digimarc and the Acquired Business reflect cost allocations of certain common costs for shared-services to Old Digimarc and to the Acquired Business because the specific identification of such costs for each entity was not practicable. The common costs include expenses from Old Digimarc related to various shared-services cost centers, including executive, finance and accounting, human resources, legal, marketing, intellectual property, facilities and information technology and public company expenses. Consequently, the separate financial position and results of operations of the Acquired Business and New Digimarc reflected in these unaudited pro forma condensed consolidated financial statements are not indicative of those that would have been achieved, or that might be achieved in the future, had the Acquired Business and New Digimarc been operated as separate, stand-alone entities for the periods reflected in these unaudited pro forma condensed consolidated financial statements.  In addition, L-1 intends to integrate the Acquired Business with its secure credentialing division and expects to realize significant cost synergies, which are not reflected in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with L-1’s audited consolidated financial statements as of and for the three years ended December 31, 2007 included in its Annual Report on Form 10-K, L-1’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2008 included in its Quarterly Report on Form 10-Q, Old Digimarc’s audited consolidated financial statements as of and for the three years ended December 31, 2007 included in this Current Report on Form 8-K/A, Old Digimarc’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2008 included in this Current Report on Form 8-K/A, and Bioscrypt’s audited consolidated financial statements as of and for the three years ended December 31, 2007 included in L-1’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 9, 2008.

The pro forma adjustments for the business combinations are based on preliminary purchase price allocations and the estimates of L-1’s management. Actual allocations will be based on final valuations, appraisals and other analyses of the fair value of, among other items, identifiable intangible assets, goodwill, inventory, property and equipment, deferred income, contingencies and litigation, income taxes and restructuring and severance costs. The allocations will be finalized after the data necessary to complete the valuations, appraisals and other analyses of the fair values of acquired assets and liabilities are obtained and evaluated. Differences between the preliminary and final allocations could have a material impact on the pro forma results of operations.

The unaudited pro forma condensed consolidated financial statements do not reflect any cost savings or other synergies that L-1’s management believes could have been achieved had the transactions been consummated on the dates indicated and are not necessarily indicative of the financial position or results of operations that could have resulted had the acquisitions of Bioscrypt and Old Digimarc occurred on the dates indicated, or of the financial position or results of operations that may be achieved in the future.

Unaudited Pro Forma Condensed

Consolidated Balance Sheet

As of June 30, 2008

(in thousands)

	L-1 As Reported	Old Digimarc As Reported (Note 1)	Spin-Off of New Digimarc (Note 1)	Other Digimarc Pro Forma Adjustments (Notes 2 & 5)	Consolidated Pro Forma
Assets
Current assets:
Cash and cash equivalents	$ 8,352	$ 24,492	$ (24,492)	$ 13,018	$ 21,370
Short-term investments	-	3,849	(3,849)	-	-
Accounts receivable, net	101,341	17,481	(4,204)	-	114,618
Inventory	26,911	5,035	-	-	31,946
Deferred tax asset	13,253	-	-	-	13,253
Other current assets	6,945	3,587	(399)	-	10,133
Total current assets	156,802	54,444	(32,944)	13,018	191,320
Property and equipment, net	27,201	68,929	(1,340)	2,734	97,524
Restricted cash	-	8,573	(8,573)	-	-
Goodwill	1,085,577	-	-	184,265	1,269,842
Intangible assets, net	186,143	12,578	-	16,422	215,143
Deferred tax asset	36,314	-	-	32,000	68,314
Other assets, net	10,898	1,240	(382)	13,048	24,804
Total assets	$ 1,502,935	$ 145,764	$ (43,239)	$ 261,487	$ 1,866,947

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 88,011	$ 11,611	$ (1,080)	$ 2,565	$ 101,107
Current portion of deferred revenue	13,835	5,078	(2,831)	-	16,082
Current portion of long term debt	-	-	-	15,000	15,000
Other current liabilities	3,134	2,131	-	-	5,265
Total current liabilities	104,980	18,820	(3,911)	17,565	137,454
Deferred revenue, net of current portion	6,194	7,138	-	-	13,332
Long-term debt	263,000	-	-	204,149	467,149
Other liabilities	1,533	1,141	(242)	-	2,432
Total liabilities	375,707	27,099	(4,153)	221,714	620,367
Shareholders' equity	1,127,228	118,665	(39,086)	39,773	1,246,580
Total liabilities and shareholders' equity	$ 1,502,935	$ 145,764	$ (43,239)	$ 261,487	$ 1,866,947

Unaudited Pro Forma Condensed

Consolidated Statement of Operations

For The Year Ended December 31, 2007

(in thousands, except per share data)

	L-1 As Reported	Old Digimarc As Reported (Note 1)	Spin-Off of New Digimarc (Note 1)	Other Digimarc Pro Forma Adjustments (Notes 1, 2 & 5)	L-1 and Old Digimarc Pro Forma (Note 6)	Bioscrypt As Reported (Note 3)	Bioscrypt Pro Forma Adjustments (Notes 4 & 5)	Consolidated Pro Forma (Note 6)
Revenues	$ 389,507	$ 109,764	$ (13,025)	$ -	$ 486,246	$ 17,226	$ -	$ 503,472
Cost of revenues	268,431	68,028	(4,032)	3,380	335,807	13,009	(2,656)	346,160
Gross profit	121,076	41,736	(8,993)	(3,380)	150,439	4,217	2,656	157,312
Total operating expenses	115,999	43,375	(10,303)	(1,977)	147,094	18,725	51	165,870
Operating income (loss)	5,077	(1,639)	1,310	(1,403)	3,345	(14,508)	2,605	(8,558)
Interest and other expenses (income), net	11,412	(1,705)	1,387	21,516	32,610	169	-	32,779
Income (loss) before income taxes	(6,335)	66	(77)	(22,919)	(29,265)	(14,677)	2,605	(41,337)
Provision (benefit) for income taxes (Note 5)	(24,001)	511	(22)	(8,938)	(32,450)	-	-	(32,450)
Net income (loss)	$ 17,666	$ (445)	$ (55)	$ (13,981)	$ 3,185	$ (14,677)	$ 2,605	$ (8,887)

Weighted average basic common shares outstanding (Notes 3 and 5)	71,663			9,229	80,892		2,517	83,409
Weighted average diluted common shares outstanding (Notes 3 and 5)	72,385			9,229	81,614		2,517	84,131
Basic income per share	$ 0.25				$ 0.04			$ (0.11)
Diluted income per share	$ 0.24				$ 0.04			$ (0.11)

Unaudited Pro Forma Condensed

Consolidated Statement of Operations

For The Six Months Ended June 30, 2008

(in thousands, except per share data)

	L-1 As Reported	Old Digimarc As Reported (Note 1)	Spin-Off of New Digimarc (Note 1)	Other Digimarc Pro Forma Adjustments (Notes 1, 2 & 5)	L-1 and Old Digimarc Pro Forma (Note 6)	Bioscrypt For Period January 1, 2008 to March 5, 2008 Historical (Note 5)	Bioscrypt Pro Forma Adjustments (Notes 4 & 5)	Consolidated Pro Forma (Note 6)
Revenues	$ 260,947	$ 61,315	$ (10,200)	$ -	$ 312,062	$ 2,757	$ -	$ 314,819
Cost of revenues	181,967	37,962	(3,112)	706	217,523	1,739	(486)	218,776
Gross profit	78,980	23,353	(7,088)	(706)	94,539	1,018	486	96,043
Total operating expenses	70,010	27,060	(6,004)	(3,413)	87,653	2,669	13	90,335
Operating income (loss)	8,970	(3,707)	(1,084)	2,707	6,886	(1,651)	473	5,708
Interest and other expenses (income), net	6,694	(715)	515	11,309	17,803	(17)	-	17,786
Income (loss) before income taxes	2,276	(2,992)	(1,599)	(8,602)	(10,917)	(1,634)	473	(12,078)
Provision (benefit) for income taxes (Note 5)	979	324	(11)	(3,355)	(2,063)	-	-	(2,063)
Net income (loss)	$ 1,297	$ (3,316)	$ (1,588)	$ (5,247)	$ (8,854)	$ (1,634)	$ 473	$ (10,015)

Weighted average basic common shares outstanding (Notes 3 & 5)	73,085			9,229	82,314		899	83,213
Weighted average diluted common shares outstanding (Notes 3 & 5)	73,761			9,229	82,990		899	83,889
Basic income (loss) per share	$ 0.02				$ (0.11)			$ (0.12)
Diluted income (loss) per share	$ 0.02				$ (0.11)			$ (0.12)

Notes to Unaudited Pro Forma Condensed

Consolidated Financial Statements

1.      On August 2, 2008, pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated June 29, 2008, as amended, L-1 acquired approximately 79% of the issued and outstanding shares of Old Digimarc common stock (the “Shares”). On August 13, 2008, L-1 acquired all remaining outstanding Shares. The aggregate purchase price was $315.0 million in cash, which includes transaction costs estimated at $5.0 million. L-1’s acquisition of the Shares was structured as a two-step transaction, with a cash tender offer by a wholly-owned subsidiary of L-1 for the Shares, followed by the merger of such subsidiary with and into Old Digimarc (the “Merger”), with Old Digimarc, now known as L-1 Secure Credentialing, Inc., continuing as the surviving corporation and a wholly-owned subsidiary of L-1.

Prior to the Merger, Old Digimarc distributed all of the interests of the limited liability company (“LLC”) which held the digital watermarking business, substantially all the cash of Old Digimarc and certain other assets and liabilities into a liquidating trust for the benefit of Old Digimarc’s stockholders (the “Spin-Off”). Immediately following the Spin-Off, LLC merged with and into New Digimarc, with New Digimarc continuing as the surviving corporation, and each unit of LLC converted into one share of New Digimarc common stock.

All restricted stock units and outstanding options to purchase shares of Old Digimarc common stock became fully vested and exercisable immediately prior to the record date used to determine which Old Digimarc stockholders were entitled to the distribution of LLC interests in connection with the Spin-Off. Holders of Old Digimarc stock options who exercised such options received cash consideration in connection with the Merger and LLC interests in connection with the Spin-Off. All Old Digimarc stock options that were not exercised prior to the completion of the Spin-Off were cancelled.

L-1 entered into three securities purchase agreements (each an “Investor Agreement,” and collectively, the “Investor Agreements”), dated June 29, 2008 with each of Robert V. LaPenta (the “LaPenta Agreement”) and Iridian Asset Management LLC, and dated June 30, 2008 with LRSR LLC. On August 5, 2008, L-1 consummated the transactions contemplated by the Investor Agreements and issued an aggregate of 8,083,472 shares of L-1 common stock and 15,107 shares of Series A Convertible Preferred Stock, par value $0.001 (the “Series A Preferred Stock”), for aggregate proceeds to L-1 of $119.6 million, net of $0.4 million of issuance costs, which were used to fund a portion of L-1’s acquisition of Old Digimarc. Pursuant to the terms and conditions of the LaPenta Agreement, L-1 issued 15,107 shares of Series A Preferred Stock and 750,000 shares of L-1 common stock to Mr. LaPenta. Each share of Series A Preferred Stock is convertible into a number of shares of L-1 common stock equal to the liquidation preference then in effect, divided by $13.19. Accordingly, the 15,107 shares of Series A Preferred Stock are convertible into 1,145,337 shares of L-1 common stock. The Series A Preferred Stock is automatically convertible at any time Mr. LaPenta, the initial holder, transfers such shares of Series A Preferred Stock to an unaffiliated third party. The Series A Preferred Stock held by Mr. LaPenta is also eligible for conversion into shares of L-1 common stock upon the approval by L-1’s stockholders of such conversion at its next annual meeting in accordance with the rules and regulations of the New York Stock Exchange. In the event that such approval is not obtained at L-1’s next annual meeting, L-1 will be obligated to seek stockholder approval for such conversion at the three annual meetings following its next annual meeting. The Series A Preferred Stock is entitled to receive dividends equally and ratably with the holders of shares of L-1 common stock and on the same date that such dividends are payable to holders of shares of L-1 common stock.

Pursuant to the terms and conditions of the LaPenta Agreement, Mr. LaPenta is entitled to a contractual price protection right to receive up to 2,185 additional shares of Series A Preferred Stock if the volume weighted average price of a share of L-1 common stock as reported by Bloomberg Financial Markets for the 30 consecutive trading days ending on the last trading day prior to June 30, 2009 is less than $13.19. The 2,185 shares of Series A Preferred Stock are convertible into 165,655 shares of L-1 common stock, at a conversion price of $13.19 per share.

The unaudited pro forma condensed consolidated financial statements reflect an adjustment to increase the pro forma average shares of L-1 common stock outstanding by 9,228,809 shares, which represents the sum of the aggregate number of shares of L-1 common stock issued of 8,083,472 and the number of shares of L-1 common stock into which the shares of Series A Preferred Stock issued are convertible of 1,145,337.

L-1 acquired Old Digimarc because it believes that the acquisition positions the combined company as a leader in providing credential systems and to take advantage of the opportunities created by the Real ID program. Moreover, the combined company will be able to deliver better protection and facilitate the development of the next generation of credentialing functionality.

On August 5, 2008, L-1 and its wholly owned subsidiary, L-1 Identity Solutions Operating Company, Inc. (“L-1 Operating”), entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) in connection with the Merger. The Credit Agreement provides for a senior secured term loan facility in an aggregate principal amount of up to $300.0 million, with a term of five years, and a senior secured revolving credit facility in an aggregate principal amount of up to $135.0 million. Aggregate borrowings under the senior secured facilities, net of an original issue discount of $5.0 million, are approximately $307.1 million and were used to (i) fund, in part, the purchase price paid, and fees and expenses incurred, in connection with the acquisition of Old Digimarc and (ii) repay outstanding borrowings under L-1’s existing revolving credit facility. Borrowings under the credit facility bear interest at LIBOR plus a spread based on L-1’s leverage ratio, with initial borrowings at LIBOR (subject to a floor of 3%) plus 3.75% to 4.5% per annum. L-1 is required to pay a fee of 0.5% on the unused portion of the revolving credit facility. The senior secured term loan facility requires quarterly principal payments beginning at 5.0% of the outstanding borrowings under such facility for the initial year, and increasing over the duration of the facility. All obligations of L-1 Operating under the Credit Agreement are guaranteed on a senior secured basis by L-1 and by each of L-1’s existing and subsequently acquired or organized direct or indirect wholly-owned subsidiaries (subject to certain exceptions). The credit facility contains customary representations and warranties and covenants, including, but not limited to, requiring the maintenance of minimum debt coverage and interest coverage ratios, as well as restrictions on the incurrence of debt, capital expenditures and cash acquisitions.

L-1 incurred approximately $13.5 million in deferred financing costs in connection with the Credit Agreement, which will be amortized over the term of the facility, and recorded a pro forma write-off of existing deferred financing costs of $0.5 million related to L-1’s existing revolving credit facility.

2.      The Merger will be accounted for as the acquisition of Old Digimarc by L-1 under the purchase method of accounting. Assuming the acquisition had been consummated on June 30, 2008, the purchase price, including transaction costs estimated at $5.0 million, is approximately $315.0 million. The acquisition cost has been preliminarily allocated based on information available. The excess of the acquisition cost over identifiable assets and liabilities acquired is approximately $184.3 million. The acquisition cost has been allocated principally to current assets ($21.5 million), property and equipment ($70.3 million), intangible assets (primarily contractual and customer relationships) ($29.0 million), deferred income tax assets ($32.0 million), current liabilities ($12.7 million) and deferred revenue ($9.4 million, including the current portion). It is likely that the allocations will change when the data necessary to complete valuations, appraisals and other analyses of fair values is obtained and evaluated. Differences between preliminary and final evaluations could have a material impact on these unaudited pro forma condensed consolidated financial statements.

In addition to the elimination of the assets and liabilities of New Digimarc distributed in the Spin-Off, the unaudited pro forma condensed consolidated balance sheet reflects the following:

•	Increase to reflect the estimated fair value of property and equipment of $70.3 million and the elimination of historical carrying amounts of $67.6 million.
•	Increase to reflect the estimated fair value of identifiable intangible assets of $29.0 million and the elimination of historical intangible assets of $12.6 million.
•

Increase of $2.7 million in accounts payable to reflect estimated unpaid transaction costs and the reduction of taxes payable of $0.2 million as a result of writing off a portion of existing deferred financing costs.

•

Increase in stockholders’ equity to reflect the net proceeds from the issuance of shares of L-1 common stock and shares of Series A Preferred Stock of $119.6 million, net of the elimination of the historical equity of Old Digimarc after the spin-off of $79.6 million and the write-off of L-1’s existing deferred financing costs of $0.3 million, net of related income taxes.

•

Increase to reflect borrowings under the Credit Agreement of $307.1 million (of which $15.0 million is included in current liabilities), net of $5.0 million of original discount, and the repayment of borrowings outstanding under L-1’s existing revolving credit facility of $88.0 million. The unaudited pro forma condensed consolidated balance sheet also reflects the use of proceeds to pay the cash consideration in the Merger, estimated financing costs of $13.5 million and transaction costs of $2.3 million.

•	Increase of $13.0 million in cash to reflect proceeds from borrowings at closing in excess of the outstanding amount of borrowings at June 30, 2008 under L-1’s existing revolving credit facility.

All other assets and liabilities acquired are estimated to approximate their respective fair values, including deferred revenue, substantially all of which is related to transactions with required performance obligations.

In addition to the elimination of the results of operations of New Digimarc distributed in the Spin-Off, the unaudited pro forma condensed consolidated statements of operations reflect the following:

•

Increase in depreciation expense resulting from the revaluation of property and equipment of $14.5 million and $7.4 million for the year ended December 31, 2007 and the six months ended June 30, 2008, respectively, calculated on a straight line basis using a remaining weighted average life of 3.5 years, and the elimination of historical depreciation of $12.3 million and $7.3 million, respectively, which is included in cost of revenues.

•

Increase in amortization expense resulting from the revaluation of contractual and customer relationship intangible assets of $1.2 million and $0.6 million for the year ended December 31, 2007 and the six months ended June 30, 2008, respectively, calculated on a straight line basis over an estimated useful life of 25 years, consistent with the timing and pattern of the projected cash flows used to value the contractual and customer relationships, and the elimination of historical amortization of $2.0 million and $0.9 million, respectively. The pro forma amortization of contractual and customer relationship intangible assets is reflected in cost of revenues. The elimination of historical amortization is reflected in operating expenses.

•	Elimination of merger related costs incurred by Old Digimarc of $2.5 million in the six months ended June 30, 2008, which is included in operating expenses.
•

Increase in interest expense related to borrowing under the Credit Agreement of $27.9 million and $13.9 million for the year ended December 31, 2007 and the six months ended June 30, 2008, respectively, including the amortization of deferred financing costs over 5 years and the elimination of historical interest expense for the existing revolving credit facility of $6.4 million and $2.6 million for the year ended December 31, 2007 and the six months ended June 30, 2008, respectively. The assumed variable interest rate under the revolving credit facility and term loan is 6.75% and 7.5%, respectively. An increase or decrease of the interest rate of 1% would result in a corresponding change in annual interest expense of $3.1 million.

•	The pro forma adjustments have been tax effected at L-1’s marginal tax rate of 39%.

3.       On March 5, 2008, L- 1 acquired Bioscrypt, a provider of enterprise access control solutions headquartered in Markham, Canada. Under the terms of the definitive agreement, L-1 issued approximately 2.5 million shares of L-1 common stock to the former shareholders of Bioscrypt. The shares issued were valued at $34.1 million in accordance with EITF 99-12. Certain shareholders of Bioscrypt have exercised their dissenting shareholder rights under Canadian law and will receive cash in lieu of L-1 common stock. In addition, L-1 assumed all Bioscrypt stock options outstanding on the closing date of the acquisition (approximately 253,000 options).

The aggregate purchase price of Bioscrypt was approximately $36.9 million, including an aggregate of $1.7 million in estimated liabilities to dissenting shareholders and direct acquisition costs and stock options valued at $1.4 million, net of assumed unvested stock options valued at $0.3 million. L-1 acquired Bioscrypt for its leadership position in biometric physical access control, its global customer base and its offerings that complement L-1’s existing offerings and expected cost and revenue synergies.

Pro forma weighted average shares of L-1 for the year ended December 31, 2007 and the six months ended June 30, 2008 include reported weighted average basic and diluted shares outstanding increased by 2.5 million and 0.9 million, respectively, for shares issued to Bioscrypt shareholders.

4.      The preliminary excess of the acquisition cost of Bioscrypt over the fair values of the net assets acquired was approximately $26.9 million. The preliminary purchase price allocation reflects identifiable intangible assets preliminarily valued at $12.4 million and relates primarily to customer relationships (approximately $8.8 million), trade names (approximately $2.1 million) and technology (approximately $1.5 million), amortized over seventeen, five and four years, respectively, consistent with the timing and pattern of projected cash flows used to value the intangible assets. The unaudited pro forma condensed consolidated statements of operations reflects a reduction of amortization expense of $2.7 million for the year ended December 31, 2007 and $0.5 million for the period from January 1, 2008 to June 30, 2008, reflecting the elimination of historical amortization expense (which includes in-process research and development costs capitalized under the accounting principles generally accepted in Canada, which we refer to as Canadian GAAP) of $3.9 million and $0.6 million, respectively, net of pro forma amortization of acquired intangible assets of $1.2 million and $0.1 million, respectively, included in cost of revenues.

Deferred revenue has been adjusted to reflect a preliminary estimate of the fair value of performance obligations for post-contract support. No adjustment has been made to reduce pro forma revenues and cost of revenues for the impact of eliminating the balance sheet effect of deferred revenues and costs related to product sales for which there are no performance obligations. The income statement effect of the related charge and credit to income represents non-recurring items that will be reflected in income within twelve months following the acquisition. The estimated impact of such charge and credit is to reduce revenues and cost of revenues by $6.2 million and $2.9 million, respectively, for the year ended December 31, 2007, and by $0.8 million and $0.3 million, respectively, for the two month period ended January 1, 2008 to March 5, 2008.

The pro forma condensed consolidated statement of operations also reflects an additional stock-based compensation charge of $51,000 and $13,000, respectively, for Bioscrypt to conform Canadian GAAP to U.S. GAAP. Also, the pro forma results of operations for the six months ended June 30, 2008 excludes direct transaction costs, restructuring costs and severance costs of $3.7 million incurred by Bioscrypt in connection with L-1’s acquisition of Bioscrypt.

5.      The acquisitions of Bioscrypt and Old Digimarc will not result in a change of the tax bases of assets and liabilities acquired and none of the excess of the purchase price over the tax bases of assets and liabilities is deductible for income tax purposes.

Bioscrypt cannot be included in the consolidated U.S. income tax returns of L-1 and, on a separate company basis, at the date of L-1’s acquisition of Bioscrypt, Bioscrypt had estimated net operating loss carry forwards and other net deferred tax assets of $31.9 million for which it has provided a full valuation allowance. Accordingly, the pro forma adjustments have not been tax-affected. On a pro forma basis, the net deferred tax assets for which a full valuation allowance is provided is approximately $27.5 million.

As of June 30, 2008, Old Digimarc had estimated net deferred tax assets of approximately $41.4 million for which a full valuation allowance has been provided. It is expected that the Spin-Off will result in a taxable gain to Old Digimarc. In addition, in connection with the Merger, all Old Digimarc restricted stock units and stock options vested immediately prior to the record date used to determine which Old Digimarc stockholders were entitled to the distribution of LLC interests in connection with the Spin-Off, and a substantial number of option holders exercised their options. Consequently, Old Digimarc will realize tax deductions for the intrinsic value of the options exercised and for the fair value of the restricted stock units that vested. Such tax deductions are estimated to aggregate to approximately $30.0 million. Assuming that the Spin-Off results in a taxable gain of $35.0 million, it would be reduced by the deductions described above and the use of available net operating loss carryforwards of $4.5 million. On a pro forma basis, after giving effect to temporary differences recorded in connection with the purchase price allocation, pro forma net deferred tax assets estimated to equal $32.0 million, net of a valuation allowance of $2.0 million, have been reflected in the pro forma condensed consolidated balance sheet. Substantially all of the net deferred tax assets relate to net operating loss carryforwards and research and experimentation credit carryforwards which are subject to limitation pursuant to Section 382 of the Internal Revenue Code. L-1 has not completed the analysis of the limitations on the use of net operating loss carryforwards from prior changes in control, if any, and the Merger. Upon completion of this analysis, the requested pro forma net deferred tax assets could be adjusted with a corresponding adjustment to goodwill.

6.   L-1 intends to integrate the Acquired Business into its secure credentialing division and expects to realize significant cost synergies, none of which have been reflected in the unaudited pro forma condensed consolidated financial statements.  In addition, such unaudited pro forma condensed consolidated financial statements do not include pro forma adjustments for the following:

•	The historical results of operations of McClendon LLC and Advanced Concepts, Inc. prior to their acquisition by L-1 in July 13, 2007 and July 27,2007, respectively;
•	Cost reductions resulting from the restructuring of operations and reduction of employees by Bioscrypt prior to its acquisition by L-1;
•	The elimination of Old Digimarc’s public company costs allocated to the Acquired Business;
•	The elimination of costs allocated to the Acquired Business related to Old Digimarc executives and employees transferred to New Digimarc in the Spin-Off; and

•	The elimination of costs allocated to the Acquired Business related to employees terminated by Old Digimarc in connection with the acquisition of Old Digimarc and the Spin-Off.